                                                                  EXHIBIT 10.2


                            POWER PURCHASE AGREEMENT

                          DATED AS OF __________, 2001


                                      AMONG

                          COMED GENERATION COMPANY LLC

                         EXELON GENERATION COMPANY, LLC

                                       AND

                           COMMONWEALTH EDISON COMPANY


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
                                TABLE OF CONTENTS

                                                                                          PAGE
1.      Definitions and Interpretation.......................................................1
        (a)    Definitions...................................................................1
        (b)    Interpretation................................................................4
        (c)    Titles and Headings...........................................................4

2.      Term.................................................................................5
        (a)    Term..........................................................................5
        (b)    Provisions Surviving Termination..............................................5

3.      Character of Electric Energy; Scope of Service.......................................5
        (a)    Electric Energy...............................................................5
        (b)    Requirements..................................................................5
        (c)    Ancillary Services............................................................5
        (d)    Black Start Capability........................................................6

4.      Annual Load Plan.....................................................................6
        (a)    Annual Load Plan..............................................................6
        (b)    Genco Response................................................................6
        (c)    Shortfalls....................................................................7
        (d)    Updates.......................................................................7

5.      Transmission.........................................................................7
        (a)    Network Resource Designation..................................................7
        (b)    Genco Responsibility..........................................................7
        (c)    Interface of Control Area with Genco..........................................7

6.      Delivery; Title; Metering............................................................7
        (a)    Delivery and Title............................................................7
        (b)    Measurement...................................................................8

7.      Billing..............................................................................8
        (a)    Billing.......................................................................8
        (b)    Disputes......................................................................8
        (c)    Offsetting Charges............................................................8
        (d)    Records; Inspection...........................................................9

8.      Information; Outrage.................................................................9
        (a)    MAIN..........................................................................9
        (b)    Information...................................................................9
        (c)    Outage Scheduling.............................................................9

9.      Compensation.........................................................................9
        (a)    Energy Charge through December 31, 2002.......................................9
        (b)    Energy Charge from January 1, 2003 through December 31, 2004..................9
        (c)    Energy Charge During Partial Requirements Term................................9
        (d)    Ancillary Services............................................................9
        (e)    Competitive Transition Charge.................................................9

10.     Limitation of Liability.............................................................10


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
11.     Assignment..........................................................................10

12.     Default; Termination and Remedies...................................................10
        (a)    Genco's Default..............................................................10
        (b)    ComEd Default................................................................10
        (c)    Remedies and Remedies Cumulative.............................................11

13.     Representations and Warranties......................................................11
        (a)    Representations and Warranties of Genco......................................11
        (b)    Representations and Warranties of ComEd......................................12

14.     Indemnification.....................................................................13

15.     Notices.............................................................................13

16.     Disagreements.......................................................................14
        (a)    Administrative Committee Procedure...........................................14
        (b)    Arbitration..................................................................14
        (c)    Obligations to Pay Charges and Perform.......................................16
        (d)    Preliminary Injunctive Relief................................................16
        (e)    Settlement Discussions.......................................................16

17.     Governing Law.......................................................................16

18.     No Third Party Beneficiaries........................................................16

19.     Partial Invalidity..................................................................16

20.     Waivers.............................................................................17

21.     WAIVER OF JURY TRIAL................................................................17

22.     Entire Agreement and Amendments.....................................................17


APPENDICES:

Appendix A:  Prices through December 31, 2002
Appendix B:  Prices from January 1, 2003 through December 31, 2004


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

                            POWER PURCHASE AGREEMENT


        THIS POWER PURCHASE AGREEMENT (this "AGREEMENT") dated as of January 1, 2001 among (i) COMED GENERATION COMPANY LLC, a Delaware limited liability company ("COMED GENCO"), (ii) EXELON GENERATION COMPANY, LLC, a Pennsylvania limited liability company ("EXELON GENCO"), and (iii) COMMONWEALTH EDISON COMPANY, an Illinois corporation ("COMED");

                              W I T N E S S E T H:

        WHEREAS, ComEd has transferred its interest in the Nuclear Stations to ComEd Genco pursuant to the provisions of a Contribution Agreement dated as of January 1, 2001 between ComEd and ComEd Genco; and

        WHEREAS, ComEd desires to receive and purchase, and ComEd Genco desires to deliver and sell, electric energy to meet ComEd's requirements to serve its customers; and

        WHEREAS, immediately following the execution and delivery of this Agreement, ComEd Genco is to be merged into and with Exelon Ventures Company, LLC, a Delaware limited liability company ("EXELON VENTURES") and the surviving entity in such merger pursuant to the terms of an Agreement and Plan of Merger dated as of the date hereof between ComEd Genco and Exelon Ventures; and immediately thereafter, Exelon Ventures will contribute all of the assets constituting the Nuclear Stations to Exelon Genco, which will then own and operate the Nuclear Stations;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.      DEFINITIONS AND INTERPRETATION

        (a) DEFINITIONS. As used in this Agreement, (i) the ten as set forth below in this Section 1(a) shall have the respective meanings so set forth and
(ii) the terms defined elsewhere in this Agreement shall have the meanings therein so specified.

               "ANCILLARY SERVICES" has the meaning specified in Section 3(c).

               "ANNUAL LOAD PLAN" has the meaning specified in Section 4(a).

               "BANKRUPTCY" means any case, action or proceeding, under any bankruptcy, reorganization, debt arrangement, insolvency or receivership law or any dissolution or liquidation proceeding commenced by or against a Person and, if such case, action or proceeding is not commenced by such Person, such case or proceeding shall be consented to or acquiesced in by such Person or shall result in an order for relief or shall remain undismissed for 90 days.

               "BLACK START SERVICE" means the provision and operation of equipment that is necessary to reestablish the ability of the transmission and distribution systems to deliver


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        electric energy after a large-scale interruption, and includes the maintenance and use of the equipment necessary to allow the interconnected grid to be restored to operation absent an external source of power to the generating units that support the grid.

               "BUSINESS DAY" means each weekday (Monday through Friday) except the days on which the following holidays are observed: New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

               "CHANGE OF LAW" means the adoption, promulgation, modification or reinterpretation of any law, rule, regulation, ordinance, order or other Requirement of Law of any Governmental Authority which occurs subsequent to the Effective Date but excluding any change in law relating to taxation of net income.

               "COMED EVENT OF DEFAULT" has the meaning specified in Section 12(b).

               "CONTRACT YEAR" means, in the case of the First Contract Year, the period beginning on the Effective Date and ending on December 31 of the calendar year in which such Effective Date occurs; and, in the case of subsequent Contract Years, means a calendar year beginning on January 1 and ending on December 31. First Contract Year refers to the first such period commencing on the Effective Date; Second Contract Year refers to the calendar year immediately following such First Contract Year; and so on.

               "CPT" means Central Prevailing Time, being the time then prevailing in the Central Time Zone of the United States, whether central, standard time or central daylight savings time.

               "DEFAULT RATE" means (i) the "Prime Rate" as published from time to time in the "Money Rates" section of THE WALL STREET JOURNAL plus
        (ii) 1.0% (100 basis points) per annum.

               "EFFECTIVE DATE" means January 1, 2001.

               "ELECTRIC ENERGY" has the meaning specified in Section 3(a).

               "FERC" means the Federal Energy Regulatory Commission.

               "FULL REQUIREMENTS TERM" means the period commencing on the Effective date through December 31, 2004.

               "GENCO" shall mean (i) upon execution of this Agreement until the consummation of the transfer referred to in clause (ii) of this definition, ComEd Genco and its successor, Exelon Ventures, and (ii) following the consummation of the transfer of the Nuclear Stations to Exelon Genco, Exelon Genco and its successors and permitted assigns.

               "GENCO EVENT OF DEFAULT" has the meaning specified in Section 12(a).

               "GENERATING FACILITIES" has the meaning specified in Section
        4(b).


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

               "GOVERNMENTAL AUTHORITY" means any foreign, federal, state, local or other governmental authority or regulatory agency, commission, department, or other governmental subdivision, court, tribunal or body, but excluding Genco and any subsequent owner(s) of the Generating Facilities (if otherwise a Governmental Authority under this definition).

               "ISO" means any Person that becomes responsible under applicable FERC guidelines for the transmission system serving ComEd customers.

               "MAIN" means the Mid-America Interconnected Network.

               "NERC" means the North American Electric Reliability Council.

               "NON-SUMMER MONTH"" means any month other than a Summer Month.

               "NUCLEAR STATION" and "NUCLEAR STATIONS" have the meaning specified in Section 3(b)(ii).

               "OFF-PEAK PERIOD" means, with respect to each day of a calendar week, the off-peak period as defined in Appendix 1F of NERC Policy 1 and, in addition, shall include all hours on Saturday.

               "PARTIAL REQUIREMENTS TERM" means the period commencing on January 1, 2005 through December 31, 2006.

               "PARTY" shall mean each, and "PARTIES" shall mean all, of (i) ComEd Genco and its successor, Exelon Ventures, until such time as the Nuclear Stations are transferred to Exelon Genco, at which time ComEd Genco and Exelon Ventures shall cease to be parties to this Agreement,
        (ii) Exelon Genco and its successors and permitted assigns and (iii) ComEd and its successors and permitted assigns.

               "PEAK PERIOD" means, with respect to each day of a calendar week, the on-peak period as defined in Appendix 1F of NERC Policy 1, but shall exclude all hours on Saturday.

               "PERMITS" means all licenses, permits, franchises, approvals, authorizations, consents, waivers, exemptions, variances or orders of, or filings by Genco and required by, or otherwise issued by any Governmental Authority.


               "PERSON" means any natural person, corporation, partnership, firm, association, trust, unincorporated organization, Governmental Authority or any other entity whether acting in an individual, fiduciary or other capacity.

               "PRUDENT UTILITY PRACTICES" means any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry in the United States of America during the relevant time period, or any of the practices, methods or acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. "PRUDENT UTILITY PRACTICES" is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the electric utility industry in the United States of America.

               "REQUIREMENT OF LAW" means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any federal, state, local or other governmental authority or regulatory body (including those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or an applicable tariff filed with any federal, state, local or other governmental authority or regulatory body.

               "SUMMER MONTH" means each of June, July, August and September.

               "TAXES" means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, withholding, payroll, employment, excise, property, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amount with respect thereto.

               "TERM" has the meaning specified in Section 2.

        (b) INTERPRETATION. In this Agreement, unless a clear contrary intention appears:(i) the singular includes the plural and vice versa; (ii) reference to any Person includes such Person's successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv) reference to any agreement (including this Agreement), document, instrument or tariff means such agreement, document, instrument or tariff as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof; (v) reference to any Requirement of Law means such Requirement of Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, including, if applicable, rules and regulations promulgated thereunder;
(vi) reference to any Section means such Section of this Agreement, and references in any Section or definition to any clause means such clause of such Section or definition; (vii) "hereunder", "hereof', "hereto" and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof; (viii) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term; and (ix) relative to the determination of any period of time, "from" means "from and including", "to" means "to but excluding" and "through" means "through and including".

        (c) TITLES AND HEADINGS. Section and Appendix titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.


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

2.      TERM

        (a) TERM. This Agreement shall have a term (the "TERM") commencing on the Effective Date and ending on December 31, 2006 unless terminated earlier as provided in Section 12(c) or Section 9(c).

        (b) PROVISIONS SURVIVING TERMINATION. The provisions of Sections 7(d) (Records; Inspection), 10 (Limitation of Liability), 12 (Default, Termination and Remedies), 14 (Indemnification) and 16 (Disagreements) shall survive any termination of this Agreement.

3.      CHARACTER OF ELECTRIC ENERGY; SCOPE OF SERVICE.

        (a) ELECTRIC ENERGY. All electric energy ("ELECTRIC ENERGY") provided by Genco under this Agreement shall be in the form of three-phase alternating current having a nominal frequency of sixty cycles per second and a harmonic content consistent with the requirements of the Institute of Electrical and Electronic Engineers Standard No. 519.

        (b)     REQUIREMENTS.

                (i) For the Full Requirements Term, Genco shall provide to ComEd, and ComEd shall purchase from Genco, a quantity of Electric Energy and capacity equal to the amount required by ComEd to meet its service obligations to its retail and wholesale customers and the energy imbalance requirements of the ComEd "control area" (after taking into account deliveries from other Persons of Electric Energy and capacity that ComEd is required to accept under any Requirement of Law).

                (ii) For the Partial Requirements Term, Genco shall provide to ComEd, and ComEd shall purchase from Genco, Electric Energy and capacity from the Byron, Braidwood, LaSalle, Quad Cities and Dresden nuclear generating stations (individually, a "NUCLEAR STATION" and collectively, the "NUCLEAR STATIONS") equal to the amount required by ComEd to meet its service obligations to its retail and wholesale customer, subject in all events to the available capacity of the Nuclear Stations, and in the case of Quad Cities Nuclear Station, to the rights of such Station's co-owner. Genco shall have no obligation under this Agreement to provide Electric Energy or capacity from any other source during the Partial Requirements Term if the amount required by ComEd to meet such service obligations exceeds the available capacity of the Nuclear Stations. In addition, it is the intent of the Parties that during the Partial Requirements Term the Nuclear Stations shall be utilized as "base load" facilities to meet such service obligations and not as peakers, and that the Annual Load Plan, and the protocols and practices developed pursuant to Section 5(c), for each Contract Year during the Partial Requirements Term shall reflect such intent.

        (c) ANCILLARY SERVICES. As directed by ComEd, Genco shall provide the following additional services (the "ANCILLARY SERVICES") during the Full Requirements Term:

                (i) Reactive supply and voltage control from generation sources service;

                (ii)    Regulation and frequency response service.


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

                (iii)   Energy imbalance service;

                (iv)    Operating reserve - spinning reserve service;

                (v)     Operating reserve - supplemental reserve service; and

                (vi)    Black Start Service.

The requirements of the services set forth in clauses (i) through (v) (inclusive) shall be as stated in ComEd's Open Access Transmission Tariff as filed with FERC, and any other Requirement of Law and any requirements of MAIN, NERC, any ISO and any successors to the functions thereof.

        (d) BLACK START CAPABILITY. Genco shall prepare and maintain a written plan setting forth the procedures that would be used to restart its generation after a system-wide blackout. Genco shall provide a copy of such plan to ComEd for its review and approval (which shall not be unreasonably withheld or delayed) as to its overall feasibility (after such approval, the "BLACK START PLAN"). ComEd shall provide for system restoration in accordance with the Black Start Plan. In addition, ComEd may request that Genco implement a test of such plan from time to time. Genco shall cooperate with ComEd, or any other entity performing the restoration function, in integrating the Black Start Plan into a system restoration plan and shall participate in training and restoration drills. In the event that system restoration is necessary, Genco shall respond to all directions from the entity performing the restoration.

4.      ANNUAL LOAD PLAN

        (a) ANNUAL LOAD PLAN. On or before (i) the Effective Date, in the case of the First Contract Year, and (ii) the October 1 immediately preceding the commencement of a Contract Year, in the case of each Contract Year after the First Contract Year, ComEd shall deliver to Genco a written load plan (the "ANNUAL LOAD PLAN") for such Contract Year, which shall set forth (i) the maximum peak load expected in each week in each calendar month (or portion of a calendar month) during such Contract Year, (ii) the expected requirements for the Ancillary Services in each calendar month (or portion of a calendar month) during such Contract Year and (iii) the average of maximum load day, average of average load day and average of minimum load day data for each of the following time periods in each calendar month (or portion of a calendar month) during such Contract Year: the weekday peak(16 hours) period, the weekday off-peak (hours) period and the weekend off-peak period. In the event that the Effective Date shall occur after September 1 in a year and prior to the immediately following January 1, then, in addition to an Annual Load Plan for the First Contract Year, ComEd shall also deliver an Annual Load Plan for the Second Contract Year.

        (b) GENCO RESPONSE. Following the receipt of an Annual Load Plan, Genco may request that representatives of ComEd meet with its representatives for purposes of discussing and reviewing the Annual Load Plan. In any event, Genco shall, within thirty days of its receipt of an Annual Load Plan, identify
(i) the generating facilities ("GENERATING FACILITIES") that it desires that ComEd designate as "network resources" for the Contract Year in question and
(ii) the generating facilities from which it will provide Ancillary Services. In connection with the development of the Annual Load Plan for a Contract Year, ComEd and Genco may discuss and


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agree upon specific terms and values associated with the implementation of voluntary curtailment actions for the Contract Year in question. Such terms and values may be adjusted by agreement of the Parties as appropriate during the applicable Contract Year.

        (c) SHORTFALLS. The Parties acknowledge that an Annual Load Plan is designed to provide a reasonable basis on which to estimate ComEd's service requirements to its customers for the Contract Year in question, but shall not relieve Genco from its obligations under Section 3(b)(i) or (ii) to provide ComEd's actual full or partial requirements, as the case may be, needed to meet its service obligations to its retail and retained wholesale customers during such Contract Year.

        (d) UPDATES. ComEd shall provide monthly updates to Genco regarding an Annual Load Plan to reflect any changes in expectations or circumstances.

5.      TRANSMISSION

        (a) NETWORK RESOURCE DESIGNATION. ComEd shall designate as "network resources" for a Contract Year any Generating Facilities identified by Genco under Section 4(b) in respect to an Annual Load Plan. Notwithstanding any such designation, such Generating Facilities may or may not be used by Genco, at Genco's sole discretion, to meet ComEd's requirements for Electric Energy, PROVIDED, HOWEVER, any sales of electric energy made by Genco to third parties from any such Generating Facility designated as a "network resource" shall be interruptible prior to sales of Electric Energy to ComEd under this Agreement.

        (b) GENCO RESPONSIBILITY. Except as otherwise provided in Section 5(a), Genco shall be responsible for arranging any transmission service required in order to deliver Electric Energy to ComEd under this Agreement, including transmission service on systems not owned by ComEd. With respect to Generating Facilities designated as "network resources," Genco shall be responsible for arranging all necessary transmission service on transmission systems not owned by ComEd in order to ensure that such Generating Facilities qualify as "network resources" under ComEd's Open Access Transmission Tariff and any other Requirement of Law applicable thereto.

        (c) INTERFACE OF CONTROL AREA WITH GENCO. The Parties acknowledge that certain operating and interface protocols and practices may need to be developed between ComEd, as the control area operator, and Genco, including with respect to, among other items, load forecasting, resource commitments, the sources and availability of Ancillary Services and the ability, pursuant to terms and conditions agreed to by the Parties, to obtain load reductions through voluntary customer load curtailments. The Parties agree to establish jointly from time to time in accordance with Prudent Utility Practices such operating and interface protocol as may be necessary with respect to control area operations and dispatch.

6.      DELIVERY; TITLE; METERING

        (a) DELIVERY AND TITLE. Electric Energy shall be delivered by Genco to ComEd, and title to such Electric Energy shall pass to ComEd, at its point of interconnection with ComEd's transmission system.


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

        (b) MEASUREMENT. The amount of Electric Energy delivered by Genco to ComEd under this Agreement during a given hour shall be determined by:

                (i) taking the total for such hour of Electric Energy delivered by or on behalf of Genco from (x) outside the ComEd control area to an interconnection with the ComEd transmission system, as established by scheduled deliveries of such Electric Energy at such interconnection, for delivery into the ComEd control area, and (y) generating facilities in the ComEd control area, as established by readings from meters at such facilities; and

                (ii) subtracting therefrom the total for such hour of scheduled deliveries of Electric Energy (grossed-up for line losses, if not already so grossed-up) delivered by or on behalf of Genco to (x) an interconnection between the ComEd transmission system and the transmission system of a third party, for delivery outside of the ComEd control area and (y) non-ComEd customers in ComEd's control area.

7.      BILLING

        (a)     BILLING.

                (i) Within fifteen days after the end of each calendar month, Genco shall render an invoice to ComEd setting forth (a) all amounts due to Genco pursuant to this Agreement for the immediately preceding calendar month and all amounts remaining unpaid from previous calendar months and (b) the amount, if any, by which the amount set forth in clause (a) has been reduced as a result of any offset calculated in accordance with Section 7(c). Failure by Genco to render an invoice within such fifteen-day period shall not preclude Genco from subsequently rendering an invoice for the relevant calendar month.

                (ii) ComEd shall pay any balance set forth in any such invoice by wire transfer of immediately available funds to the account specified in the invoice within fifteen days after receipt of the invoice, subject to the provisions of Section 7(b).

        (b)     DISPUTES. Within ten days after receiving an invoice pursuant to
Section 7(a), ComEd may, by written notice to Genco, dispute, in good faith, any amount set forth in such invoice, PROVIDED that ComEd shall pay all undisputed amounts pursuant to Section 7(a)(ii). If the dispute relates to any charge payable by ComEd to Genco hereunder, and such dispute is not resolved by the Parties within five days of the receipt of written notice by Genco, then the dispute shall be resolved as provided in Section 16. If the dispute (or any portion thereof) is resolved against ComEd, ComEd shall within three days of the date of such resolution pay to Genco amounts corresponding to such portion of the dispute which has been resolved against ComEd plus interest on such amounts from the date payable pursuant to Section 7(a) through the date paid at the Default Rate.

        (c) OFFSETTING CHARGES. Each Party shall have the right to set-off against amounts payable to the other Party (i) any amounts paid by such Party for, or on behalf of, such other Party, (ii) any amounts due such Party from such other Party, whether under this Agreement or otherwise, and (iii) any overpayment by such Party to such other Party which is either undisputed by such other Party or which has been determined to constitute an overpayment in accordance with Section 6(b).

        (d)     RECORDS; INSPECTION

                (i) Each Party shall keep and maintain all records as may be necessary or useful in performing or verifying any calculations or charges made pursuant to this Agreement, or in verifying such Party's performance hereunder. All such records shall be retained by each Party for at least three calendar years following the calendar year in which such records were created. Each Party shall make such records available to the other Party for inspection and copying at the other Party's expense, upon reasonable notice during such Party's regular business hours. Each Party and its agents, including auditors, shall have the right, upon thirty days written notice prior to the end of an applicable three calendar year period to request copies of such records. Each Party shall provide such copies, at the other Party's expense, within thirty days of receipt of such notice or shall make such records available to the other Party and its agents, including auditors, in accordance with the foregoing provisions of this Section.

                (ii) Each Party (and its representative(s)) shall have the right, at its sole expense, upon reasonable notice and during normal working hours, to examine the records of the other Party to the extent reasonably necessary to verify the accuracy of any statement, charge or computation relating to charges under this Agreement.

8.      INFORMATION; OUTAGE SCHEDULING

        (a) MAIN. For generating capacity that is located within the MAIN region and is part of the resources proposed to be used to meet an Annual Load Plan, Genco shall, to the extent it has the right to do so, require the operator(s) of such capacity to comply with all MAIN Guides and policies.

        (b) INFORMATION. Genco shall, upon reasonable request, assist ComEd in providing information to MAIN, NERC, any ISO or any Governmental Authority as may be required, or considered by ComEd to be necessary.

        (c) OUTAGE SCHEDULING. Genco shall undertake to schedule and/or adjust outages in the sources of generating capacity for a Contract Year in accordance with Prudent Utility Practice and so as to minimize outages during the Summer Months.

9.      COMPENSATION

        ComEd shall pay to Genco, in respect of each calendar month during the Term, the following amounts:

        (a) ENERGY CHARGE THROUGH DECEMBER 31, 2002. For Electric Energy sold to ComEd under this Agreement from the Effective Date through December 31, 2002:

                (i) during Peak Periods in such month, an amount equal to the product of the number of megawatt-hours delivered to ComEd during such Peak Period (determined as provided in Section 6(b)), multiplied by the price per megawatt hour shown for such Peak Period on Appendix A and

                (ii) during Off-Peak Periods in such month, an amount equal to the product of the number of megawatt-hours delivered to ComEd during such Off-Peak Period (determined as provided in Section 6(b)), multiplied by the price per megawatt hour shown for such Off-Peak Period on Appendix A.

        (b) ENERGY CHARGE FROM JANUARY 1, 2003 THROUGH DECEMBER 31, 2004. For Electric Energy sold to ComEd under this Agreement from January 1, 2003 through December 31, 2004:

                (i) during Peak Periods in such month, an amount equal to the product of the number of megawatt-hours delivered to ComEd during such Peak Period (determined as provided in Section 6(b)), multiplied by the price per megawatt hour shown for such Peak Period on Appendix B and

                (ii) during Off-Peak Periods in such month, an amount equal to the product of the number of megawatt-hours delivered to ComEd during such Off-Peak Period (determined as provided in Section 6(b)), multiplied by the price per megawatt hour shown for such Off-Peak Period on Appendix B.

        (c) ENERGY CHARGE DURING PARTIAL REQUIREMENTS TERM. Prior to December 31, 2004, the Parties shall meet and discuss the energy charge(s) and any other charges (including charges for any "competitive transitional charges" (as defined in Illinois Public Act 90-561)) to be applied during the Partial Requirements Term. Such prices shall be reflective of market prices for electirc energy delivered in the geographic region served by ComEd in the quantities contemplated under this Agreement for the Partial Requirements Term. Such market prices (E.G., market indices or power exchange prices) that may exist at the time. ComEd may terminate this Agreement as of December 31, 2004 in the event that the Parties are unable to arrive at an agreement by July 1, 2004 (or such later date as the Parties may determine) as to the pricing to be applied to Electric Energy to be delivered during the Partial Requirements Term.

        (d) ANCILLARY SERVICES. For any Ancillary Services sold to ComEd for its own use under this Agreement, it is agreed that the price for such Ancillary Services is the same price as ComEd is entitled to collect for such Ancillary Serive under the provisions of its Open Access Transmission Tariff as filed with FERC or, in the case of the Ancillary Service described in
Section 3(c)(vi), ComEd's Rate RCDS, and that the energy charge calculated under Section 9(a) or (b), as the case may be, includes such prices. For any Ancillary Services sold to ComEd for the use of a third party transmission customer of ComEd, Genco shall be entitled to receive the amount which ComEd receives from such third party in respect of such Anicllary Service under the provisions of ComEd's Open Access Transmission Tariff or, in the case of the Ancillary Service described in Section 3(c)(vi), ComEd's Rate RCDS.

        (e)     COMPETITIVE TRANSITION CHARGE. The prices set forth in
Section 9(a) and (b) have been calculated inclusive of an amount for the "competitive transition charge" (as defined in Illinois Public Act 90-561).

10.     LIMITATION OF LIABILITY

        In no event or under any circumstances shall either Party (including such Party's affiliates and such Party's and such affiliates' respective directors, officers, employees and agents) be liable to the other Party (including such Party's affiliates and such Party's and such affiliate's respective directors, officers, employees and agents) for any special, incidental, exemplary, indirect, punitive or consequential damages or damages in the nature of lost profits, whether such loss is based on contract, warranty or tort (including intentional acts, errors or omissions, negligence, indemnity, strict liability or otherwise). A Party's liability under this Agreement shall be limited to direct, actual damages, and all other damages at law or in equity are waived.

11.     ASSIGNMENT

        Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, a Party shall have the right to assign its rights and obligations hereunder without the consent of the other Party to any affiliate of such Party.

12.     DEFAULT; TERMINATION AND REMEDIES

        (a) GENCO'S DEFAULT. The occurrence and continuation of any of the following events or circumstances at any time during the Term, except to the extent caused by, or resulting from, an act or omission of ComEd in breach of this Agreement, shall constitute an event of default by Genco ("GENCO EVENT OF DEFAULT"):

                (i) Genco fails to pay any sum due from it hereunder on the due date thereof and such failure is not remedied within 10 Business Days after receipt of written notice thereof from ComEd;

                (ii)    Genco's Bankruptcy; or

                (iii) Genco fails in any material respect to perform or comply with any other obligation in this Agreement on its part to be observed or performed which failure materially and adversely affects ComEd, and if reasonably capable of remedy, is not remedied within 60 days after ComEd has given written notice to Genco of such failure and requiring its remedy; PROVIDED, HOWEVER, that if such remedy cannot reasonably be cured within such period of 10 days, such failure shall not constitute a Genco Event of Default if Genco has promptly commenced and is diligently proceeding to cure such default.

        (b) COMED DEFAULT. The occurrence and continuation of any of the following events or circumstances at any time during the Term, except to the extent caused by, or resulting from, an act or omission of Genco in breach of this Agreement, shall constitute an event of default by ComEd ("COMED EVENT OF DEFAULT"):

                (i)     ComEd fails to pay any amount due from it pursuant to
        Section 9 hereof on the due date thereof and such failure is not remedied within 10 Business Days after receipt of written notice thereof from Genco;

                (ii)    ComEd's Bankruptcy; or

                (iii) ComEd fails in any material respect to perform or comply with any other obligation in this Agreement on its part to be observed or performed which failure materially and adversely affects Genco, and if reasonably capable of remedy, is not remedied within 60 days after Genco has given written notice to ComEd of such failure and requiring its remedy; PROVIDED, HOWEVER, that if such remedy cannot reasonably be cured within such period of 60 days, such failure shall not constitute a ComEd Event of Default if ComEd has promptly commenced and is diligently proceeding to cure such default.

        (c) REMEDIES AND REMEDIES CUMULATIVE. Upon the occurrence and during the continuation of a Genco Event of Default, ComEd may at its discretion
(i) terminate this Agreement upon 30 days prior written notice to Genco and (ii) exercise any other rights and remedies available to it at law or in equity. Upon the occurrence and during the continuation of a ComEd Event of Default, Genco may seek money damages from ComEd but may not terminate this Agreement.

13.     REPRESENTATIONS AND WARRANTIES

        (a) REPRESENTATIONS AND WARRANTIES OF GENCO. Genco hereby makes the following representations and warranties to ComEd:

                (i) Genco is a limited liability company duly organized and validly existing under the laws of the State of Delaware and has the legal power and authority to own its properties, to carry on its business as now being conducted and to enter into this Agreement and carry out transactions contemplated hereby and perform and carry out all covenants and obligations on its part to be performed under and pursuant to this Agreement.

                (ii) The execution, delivery and performance by Genco of this Agreement have been duly authorized by all necessary corporate action.

                (iii) The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of and compliance with the provisions of this Agreement, do not and will not conflict with or constitute a breach of or a default under, any of the terms, conditions or provisions of any legal requirements, or any organizational documents, agreement, deed of trust, mortgage, loan agreement, other evidence of indebtedness or any other agreement or instrument to which Genco is a party or by which it or any of its property is bound, or result in a breach of or a default under any of the foregoing.

                (iv) This Agreement constitutes the legal, valid and binding obligation of Genco enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally or by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

                (v) There is no pending, or to the knowledge of Genco, threatened action or proceeding at or proceeding affecting Genco before any Governmental Authority, which purports to affect the legality, validity or enforceability of this Agreement.

                (vi) Genco has all necessary approvals from Governmental Authorities for it to perform its obligations under this Agreement.

        (b) REPRESENTATIONS AND WARRANTIES OF COMED. ComEd hereby makes the following representations and warranties to Genco:

                (i) ComEd is a corporation duly organized, validly existing and in good standings under the law of the State of Illinois and has the legal power and authority to own its properties, to carry on its business as now being conducted and to enter into this Agreement and carry out the transactions contemplated hereby and perform and carry out all covenants and obligations on its part to be performed pursuant to this Agreement.

                (ii) The execution, delivery and performance by ComEd of this Agreement have been duly authorized by all necessary corporate action.

                (iii) The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of and compliance with the provisions of this Agreement do not and will not conflict with or constitute a breach of or a default under, any of the terms, conditions or provisions of any legal requirements, or its articles of incorporation or bylaws, or any deed of trust, mortgage, loan agreement, other evidence of indebtedness or any other agreement or instrument to which ComEd is a party or by which it or any of its property is bound, or result in a breach of or a default under any of the foregoing.

                (iv) This Agreement constitutes the legal, valid and binding obligation of ComEd enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally, or by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

                (v) There is no pending, or to the knowledge of ComEd, threatened action or proceeding affecting ComEd before any Governmental Authority, which purports to affect the legality, validity or enforceability of this Agreement.

                (vi) ComEd has all necessary approvals from Governmental Authorities for it to perform its obligations under this Agreement.

14.     INDEMNIFICATION

        Each Party shall indemnify and hold harmless the other Party, and its officers, directors, agents and employees from and against any and all claims, demands, actions, losses, liabilities, expenses (including reasonable legal fees and expenses), suits and proceedings of any nature whatsoever for personal injury, death or property damage to each other's property or facilities or personal injury, death or property damage to third parties caused by the negligence or willful misconduct of the indemnifying Party that arise out of or are in any manner connected with the performance of this Agreement, except to the extent such injury or damage is attributable to the negligence or willful misconduct of, or breach of this Agreement by, the Party seeking indemnification hereunder. Title, and all risk relating to, all Electric Energy purchased by ComEd under this Agreement shall pass to ComEd at the Applicable Point of Delivery. ComEd shall indemnify Genco for liability from Electric Energy once sold and delivered at the applicable point pf delivery set forth in Section 6(a); and Genco shall indemnify ComEd for liability from Electric Energy prior to its delivery at delivery at such point of delivery.

15.     NOTICES

        Unless otherwise provided in this Agreement, any notice, consent or other communication required to be made under this Agreement shall be in writing and shall be sent by facsimile transmission, delivered or sent to the address set forth below or such other address as the receiving Party may from time to time designate by written notice:

        If to ComEd, to:

                Commonwealth Edison Company
                10 South Dearborn Street, 37th Floor
                Chicago, Illinois 60603
                Attention: President, Exelon Energy Delivery
                Facsimile No.: (312) 394-4488
                Confirmation No.: (312) 394-3702

        with a copy to:

                Commonwealth Edison Company
                One Financial Place
                440 South LaSalle Street
                Suite 3300
                Chicago, Illinois 60605
                Attention: General Counsel
                Facsimile: (312) 394-5733
                Confirmation: (312) 394-3517

        If to Genco, to:

                Exelon Generation Company, LLC
                300 Exelon Way
                Kennett Square, PA 19348
                Attention: Chief Executive Officer and President
                Facsimile: (610) 765-5418
                Confirmation: (610) 765-5801

        with a copy to:

                Exelon Generation Company, LLC
                300 Exelon Way
                Kennett Square, PA 19348
                Attention: General Counsel
                Facsimile: (610) 765-5805
                Confirmation: (610) 765-5808

All notices shall be effective when received.

16.     DISAGREEMENTS

        (a) ADMINISTRATIVE COMMITTEE PROCEDURE. Except to the extent otherwise provided in Section 7(b), if any disagreement arises on matters concerning this Agreement, the disagreement shall be referred to one representative of each Party, who shall attempt to timely resolve the disagreement. If such representatives can resolve the disagreement, such resolution shall be reported in writing to and shall be binding upon the Parties. If such representatives cannot resolve the disagreement, such resolution shall be reported in writing to and shall be binding upon the Parties. If such representatives cannot resolve the disagreement within a reasonable time, or a Party fails to appoint a representative within 10 days of written notice of the existence of a disagreement, then the matter shall proceed to arbitration as provided in Section 16(b).

        (b) ARBITRATION. If pursuant to Section 16(a), the Parties are unable to resolve a disagreement arising on a matter pertaining to this Agreement, such disagreement shall be settled by arbitration in Chicago, Illinois. The arbitration shall be governed by the United States Arbitration Act (9 U.S.C. ss. 1 ET SEQ.), and any award issued pursuant to such arbitration may be enforced in any court of competent jurisdiction. This agreement to arbitrate and any other agreement or consent to arbitrate entered into in accordance herewith will be specifically enforceable under the prevailing arbitration law of any court having jurisdiction. Notice of demand for arbitration must be filed in writing with the other Party to this Agreement. Arbitration shall be conducted as follows:

                (i) Either Party may give the other Party written notice in sufficient detail of the disagreement and the specific provision of this Agreement under which the disagreement arose. The demand for arbitration must be made within a reasonable time after the disagreement has arisen. In no event may the demand for arbitration be made if the institution of legal or equitable proceedings based on such disagreement is barred by the applicable statute of limitations. Any arbitration related to this Agreement may be consolidated with any other arbitration proceedings related to this Agreement.

                (ii) The Parties shall attempt to agree on a person with special knowledge and expertise with respect to the matter at issue to serve as arbitrator. If the Parties cannot agree on an arbitrator within ten days, each shall then appoint one person to serve as an arbitrator and the two thus appointed shall select a third arbitrator with such special knowledge and expertise to serve as Chairman of the panel of arbitrators; and such three arbitrators shall determine all matters by majority vote; PROVIDED, HOWEVER, if the two arbitrators appointed by the Parties are unable to agree upon the appointment of the third arbitrator within five days after their appointment, both shall give written notice of such failure to agree to the Parties, and, if the Parties fail to agree upon the selection of such third arbitrator within five days thereafter, then either of the Parties upon written notice to the other may require appointment from, and pursuant to the rules of, the Chicago office of the American Arbitration Association for commercial arbitration. Prior to appointment, each arbitrator shall agree to conduct such arbitration in accordance with the terms of this Agreement.

                (iii) The Parties shall have sixty days from the appointment of the arbitrator(s) to perform discovery and present evidence and argument to the arbitrator(s). During that period, the arbitrator(s) shall be available to receive and consider all such evidence as is relevant and, within reasonable limits due to the restricted time period, to hear as much argument as is feasible, giving a fair allocation of time to each Party to the arbitration. The arbitrator(s) shall use all reasonable means to expedite discovery and to sanction noncompliance with reasonable discovery requests or any discovery order. The arbitrator(s) shall not consider any evidence or argument not presented during such period and shall not extend such period except by the written consent of both Parties. At the conclusion of such period, the arbitrator(s) shall have forty-five calendar days to reach a determination. To the extent not in conflict with the procedures set forth herein, which shall govern, such arbitration shall be held in accordance with the prevailing rules of the Chicago office of the American Arbitration Association for commercial arbitration.

                (iv) The arbitrator(s) shall have the right only to interpret and apply the terms and conditions of this Agreement and to order any remedy allowed by this Agreement, but may not change any term or condition of this Agreement, deprive either Party of any right or remedy expressly provided hereunder, or provide any right or remedy that has been expressly excluded hereunder,

                (v) The arbitrator(s) shall give a written decision, to the Parties stating their findings of fact and conclusions of law, and shall furnish to each Party a copy thereof signed by him (them) within five calendar days from the date of their determination. The arbitrator's(s') decision shall be final and binding upon the Parties.

                (vi) Each Party shall pay the cost of the arbitrator(s) with respect to those issues as to which they do not prevail, as determined by the arbitrator(s).

        (c) OBLIGATIONS TO PAY CHARGES AND PERFORM. If a disagreement should arise on any matter which is not resolved as provided in Section 16(a), then, pending the resolution of the disagreement by arbitration as provided in Section 16(b), Genco shall continue to provide Electric Energy in a manner consistent with the applicable provisions of this Agreement and pay all charges and perform all other obligations required in accordance with the applicable provisions of this Agreement.

        (d) PRELIMINARY INJUNCTIVE RELIEF. Nothing in this Section 16 shall preclude, or be construed to preclude, the resort by either Party to a court of competent jurisdiction solely for the purposes of securing a temporary or preliminary injunction to preserve the status quo or avoid irreparable harm pending arbitration pursuant to this Section 16.

        (e) SETTLEMENT DISCUSSIONS. The Parties agree that no statements of position or offers of settlement made in the course of the dispute process described in this Section 16 will be offered into evidence for any purpose in any litigation or arbitration between the Parties, nor will any such statements or offers of settlement be used in any manner against either Party in any such litigation or arbitration. Further, no such statements or offers of settlement shall constitute an admission or waiver of rights by either Party in connection with any such litigation or arbitration. At the request of either Party, any such statements and offers of settlement, and all copies thereof, shall be promptly returned to the Party providing the same.

17.     GOVERNING LAW

        Except as provided in Section 16, this Agreement shall be construed in accordance with, and governed by, the laws of the state of Illinois without regard to its conflicts of laws provisions.

18.     NO THIRD PARTY BENEFICIARIES

        This Agreement is intended to be solely for the benefit of the Parties and their successors and permitted assigns and is not intended to and shall not confer any rights or benefits on any third party not a signatory hereto. The Parties' successors and permitted transferees shall be bound by the provisions of this Agreement.

19.     PARTIAL INVALIDITY

        Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, legality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable. In the event that such a construction would be unreasonable or would deprive a Party of a material benefit under this Agreement, the Parties shall seek to amend this Agreement to remove the invalid provision and otherwise provide the benefit unless prohibited by any Requirement of Law.

20.     WAIVERS

        The failure of either Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of a Party thereafter to enforce each and every such provision. A waiver under this Agreement must be in writing and state that it is a waiver. No waiver of any breach of this Agreement shall be held to constitute a waiver or subsequent breach.

21.     WAIVER OF JURY TRIAL

        THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF THE PARTIES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT.

22.     ENTIRE AGREEMENT AND AMENDMENTS

        This Agreement supersedes all previous representations, understandings, negotiations and agreements either written or oral between the Parties or their representatives with respect to the supply and delivery of Electric Energy and constitutes the entire agreement of the Parties with respect thereto.

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date set forth at the beginning of this Agreement.

                                 COMMONWEALTH EDISON COMPANY


                                 By: /s/ Robert E. Berdelle
                                     -------------------------------------
                                     Name:  Robert E. Berdelle
                                     Title: Vice President

                                 COMED GENERATION COMPANY LLC


                                 By: /s/ Robert E. Berdelle
                                     -------------------------------------
                                     Name:  Robert E. Berdelle
                                     Title: Vice President

                                 EXELON GENERATION COMPANY, LLC


                                 By: /s/ Robert E. Berdelle
                                     -------------------------------------
                                     Name:  Robert E. Berdelle
                                     Title: Vice President